EXHIBIT 99.1
Company Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS ANNOUNCES $5.0 MILLION PUBLIC
OFFERING OF COMMON STOCK
Seattle, WA—March 10, 2006 – Targeted Genetics Corporation (Nasdaq: TGEN), today announced that it has obtained agreements from select institutional investors to purchase 12,791,611 shares of its common stock at a price of $0.39 per share in a registered direct offering. The closing of the offering is expected to take place on March 10, 2006, subject to satisfaction of customary closing conditions.
The shares were offered through a prospectus supplement under the Company’s shelf registration statement previously filed with the Securities and Exchange Commission, which was declared effective on July 7, 2004.
If the closing occurs as expected, the gross proceeds would be $4,988,728. The Company estimates net proceeds from the financing to be approximately $4.8 million after deducting the estimated costs associated with the offering. The Company plans to use the net proceeds of this financing for working capital and other general corporate purposes.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the amount of proceeds expected to be received from the offering, the expected timing of the closing of the offering, Targeted Genetics’ expected use of these proceeds and other statements about Targeted Genetics’ plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect Targeted Genetics actual results include, but are not limited to, the risk that the offering is not consummated, the possibility that Targeted Genetics decides to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in Targeted Genetics’ quarterly report on Form 10-Q for the quarter ended September 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Targeted Genetics undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change its expectations.
###